NEWS RELEASE
April 23, 2020

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER ENDED MARCH 31, 2020

1st Quarter 2020 Highlights:
•Net income of $43.3 million for the current quarter, a decrease of $5.8 million, or 12 percent, over the prior year first quarter net income of $49.1 million. The current quarter results include $19.1 million of credit loss expense related to the COVID-19 pandemic and $4.8 million of credit loss expense from the acquisition of State Bank Corp., consistent with the adoption of the current expected credit loss (“CECL”) accounting standard at the beginning of 2020.
•Including the impact from CECL, the current quarter diluted earnings per share of $0.46, a decrease of 21 percent from the prior year first quarter diluted earnings per share of $0.58.
•The loan portfolio organically grew $124 million, or 5 percent annualized, during the current quarter and increased $450 million, or 5 percent, from the prior year first quarter.
•The Company provided Small Business Administration (SBA) Payroll Protection Program (PPP) loans to businesses in its communities. As of April 21, the Company had approved 8,775 PPP loans in the amount of $1.088 billion.
•Non-interest bearing deposits organically increased $37.6 million, or 4 percent annualized, during the current quarter and increased $293 million, or 10 percent, from the prior year first quarter.
•Non-performing assets as a percentage of assets was 0.26 percent, a 16 basis points decrease from the prior year first quarter.
•Early stage delinquencies as a percentage of loans was 0.41 percent, a 3 basis points decrease from the prior year first quarter.
•Purchased $723 million of municipal and corporate debt securities in the current quarter.
•Declared a quarterly dividend of $0.29 per share. The Company has declared 140 consecutive quarterly dividends and has increased the dividend 45 times.
•On February 29, 2020, the Company completed the acquisition of State Bank Corp., the parent company of State Bank of Arizona, a community bank based in Lake Havasu City, Arizona with total assets of $744 million which significantly expanded our Company’s Arizona franchise.

Financial Highlights

	At or for the Three Months ended
(Dollars in thousands, except per share and market data)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Operating results
Net income	$43,339	57,410	49,132
Basic earnings per share	$0.46	0.62	0.58
Diluted earnings per share	$0.46	0.62	0.58
Dividends declared per share [1]	$0.29	0.49	0.26
Market value per share
Closing	$34.01	45.99	40.07
High	$46.10	46.51	45.47
Low	$26.66	38.99	37.58
Selected ratios and other data
Number of common stock shares outstanding	95,408,274	92,289,750	84,588,199
Average outstanding shares - basic	93,287,670	92,243,133	84,549,974
Average outstanding shares - diluted	93,359,792	92,365,021	84,614,248
Return on average assets (annualized)	1.25%	1.67%	1.67%
Return on average equity (annualized)	8.52%	11.61%	13.02%
Efficiency ratio	52.55%	54.90%	55.37%
Dividend payout ratio [1]	63.04%	79.03%	44.83%
Loan to deposit ratio	88.10%	88.92%	87.14%
Number of full time equivalent employees	2,955	2,826	2,634
Number of locations	192	181	169
Number of ATMs	247	248	222
______________________________
1 Includes a special dividend declared of $0.20 per share for the three months ended December 31, 2019.

KALISPELL, Mont., Apr 23, 2020 (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (NASDAQ:GBCI) reported net income of $43.3 million for the current quarter, a decrease of $5.8 million, or 12 percent, from the $49.1 million of net income for the prior year first quarter. Diluted earnings per share for the current quarter was $0.46 per share, a decrease of 21 percent from the prior year first quarter diluted earnings per share of $0.58. “The outbreak of a global pandemic in the first quarter was one of the most difficult operating environments in decades and the Glacier team more than rose to the occasion to lead their teams and their communities through the difficult circumstances,” said Randy Chesler, President and Chief Executive Officer. “The results highlight our exceptionally strong core business and high quality loan portfolio that we believe will weather this current storm and position Glacier to continue to excel over the long haul.”

In response to the rapidly changing COVID-19 pandemic, our Bank division Presidents, the Company's executive and senior management team, and all the front line staff have stepped up to lead the Company and the communities they serve through these uncertain times. The Company seeks to provide the best possible service for customers, while protecting employees and shareholder value. The Company is well positioned to mitigate the potential financial impact of COVID-19 with a strong liquidity and capital position. The Company is confident that, while the full impact of the pandemic is unknown at this time, the strength of the Company and leadership team will ensure continued long-term success.

The Company has implemented several measures to manage through the pandemic, including:
•launched a pandemic team that addresses the daily impact to our business;

•contacted customers to assess their needs and provide funding, flexible repayment options or modifications as necessary;
•designated a “command center” that supports employees so they can work with customers to provide the PPP loans;
•increased monitoring of credit quality and portfolio risk for industries determined to have elevated risk; and
•developed safety measures for the health of our employees including elimination of unnecessary business travel, social distancing precautions, additional wellness and education programs, and preventative cleaning practices.

The Company's first quarter net income results were significantly impacted by adoption of the CECL accounting standard. The Company chose to adopt the standard on January 1, 2020, rather than delay the adoption as allowed by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, since the Company was operationally prepared and already internally reporting under the CECL method. As a result, the following items impacted the results in the first quarter 2020:
•a $12.3 million reduction in retained earnings upon adoption of the standard.
•a $19.1 million credit loss expense as a result of the COVID-19 pandemic.
•an additional $4.8 million credit loss expense due to the State Bank Corp. acquisition.

The current quarter results were also impacted by the following items:
•acquisition-related expenses of $2.8 million.
•gain of $2.4 million on the sale of a former branch building.

On February 29, 2020, the Company completed the acquisition of State Bank Corp., the parent company of State Bank of Arizona, a community bank based in Lake Havasu City, Arizona (collectively, "SBAZ"). SBAZ provides banking services to individuals and businesses in Arizona with ten banking offices located in Bullhead City, Cottonwood, Kingman, Lake Havasu City, Phoenix, Prescott Valley and Prescott. Upon closing of the transaction, SBAZ merged into the Company's Foothills Bank division, which expanded the Company's footprint in Arizona to cover all major markets in the state and be a leading community bank in Arizona. During the current quarter, the Company also completed the system core conversion for SBAZ.

The Company’s results of operations and financial condition include the SBAZ acquisition and the following table discloses the preliminary fair value estimates of selected classifications of assets and liabilities acquired:

State Bank
(Dollars in thousands)	February 29, 2020
Total assets	$744,109
Debt securities	142,174
Loans receivable	451,702
Non-interest bearing deposits	141,620
Interest bearing deposits	461,669
Borrowings	10,904

Asset Summary

				$ Change from
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Dec 31, 2019	Mar 31, 2019
Cash and cash equivalents	$273,441	330,961	202,527	(57,520)	70,914
Debt securities, available-for-sale	3,429,890	2,575,252	2,522,322	854,638	907,568
Debt securities, held-to-maturity	203,814	224,611	255,572	(20,797)	(51,758)
Total debt securities	3,633,704	2,799,863	2,777,894	833,841	855,810
Loans receivable
Residential real estate	957,830	926,388	884,732	31,442	73,098
Commercial real estate	5,928,303	5,579,307	4,686,082	348,996	1,242,221
Other commercial	2,239,878	2,094,254	1,909,452	145,624	330,426
Home equity	652,942	617,201	562,381	35,741	90,561
Other consumer	309,253	295,660	283,423	13,593	25,830
Loans receivable	10,088,206	9,512,810	8,326,070	575,396	1,762,136
Allowance for credit losses	(150,190)	(124,490)	(129,786)	(25,700)	(20,404)
Loans receivable, net	9,938,016	9,388,320	8,196,284	549,696	1,741,732
Other assets	1,313,223	1,164,855	897,074	148,368	416,149
Total assets	$15,158,384	13,683,999	12,073,779	1,474,385	3,084,605

Total debt securities of $3.634 billion at March 31, 2020 increased $834 million, or 30 percent, during the current quarter and increased $856 million, or 31 percent, from the prior year first quarter. The current quarter increase in debt securities was the result of acquiring $142 million of debt securities with the SBAZ acquisition and purchasing $723 million of municipal and corporate bonds in March. These additional securities provide a low-risk, stable earnings stream. Debt securities represented 24 percent of total assets at March 31, 2020 compared to 20 percent at December 31, 2019 and 23 percent of total assets at March 31, 2019.

The loan portfolio of $10.088 billion increased $124 million, or 5 percent annualized, during the current quarter excluding the SBAZ acquisition, with the largest increase in other commercial loans which increased $100 million. Excluding the current year acquisition and the prior year acquisitions of Heritage Bank of Nevada and The First National Bank of Layton, the loan portfolio increased $450 million, or 5 percent, since the prior year first quarter with the largest increase in other commercial loans which increased $201 million, or 11 percent.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Credit Quality Summary

	At or for the Three Months ended	At or for the Year ended	At or for the Three Months ended
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Allowance for credit losses
Balance at beginning of period	$124,490	131,239	131,239
Impact of adopting CECL	3,720	—	—
Acquisitions	49	—	—
Credit loss expense	22,744	57	57
Charge-offs	(2,567)	(15,178)	(3,341)
Recoveries	1,754	8,372	1,831
Balance at end of period	$150,190	124,490	129,786
Other real estate owned	$4,748	5,142	8,125
Accruing loans 90 days or more past due	6,624	1,412	2,451
Non-accrual loans	28,006	30,883	40,269
Total non-performing assets	$39,378	37,437	50,845
Non-performing assets as a percentage of subsidiary assets	0.26%	0.27%	0.42%
Allowance for credit losses as a percentage of non-performing loans	434%	385%	304%
Allowance for credit losses as a percentage of total loans	1.49%	1.31%	1.56%
Net charge-offs as a percentage of total loans	0.01%	0.07%	0.02%
Accruing loans 30-89 days past due	$41,375	23,192	36,894
Accruing troubled debt restructurings	$44,371	34,055	24,468
Non-accrual troubled debt restructurings	$6,911	3,346	6,747
U.S. government guarantees included in non-performing assets	$3,204	1,786	2,649

Non-performing assets of $39.4 million at March 31, 2020 increased $1.9 million, or 5 percent, over the prior quarter and decreased $11.5 million, or 23 percent, over the prior year first quarter. Non-performing assets as a percentage of subsidiary assets at March 31, 2020 was 0.26 percent, a decrease of 1 basis point from the prior quarter, and a decrease of 16 basis points from the prior year first quarter. Early stage delinquencies (accruing loans 30-89 days past due) of $41.4 million at March 31, 2020 increased $18.2 million from the prior quarter and increased $4.5 million from the prior year first quarter. Early stage delinquencies as a percentage of loans at March 31, 2020 was 0.41 percent, which was an increase of 17 basis points from prior quarter and a 3 basis points decrease from prior year first quarter.

The Company’s adoption of the CECL accounting standard resulted in a $3.7 million increase in the allowance for credit losses (“allowance”). The allowance as a percentage of total loans outstanding at March 31, 2020 was 1.49 percent, which was an 18 basis point increase compared to the prior quarter. The increase in the allowance during the current quarter was attributable to the Company recognizing $19.1 million of credit loss expense related to COVID-19 and an additional $4.8 million of credit loss expense related to the SBAZ acquisition.

Credit Quality Trends and Credit Loss Expense

(Dollars in thousands)	Credit Loss Expense	Net Charge-Offs	ACL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
First quarter 2020	$22,744	$813	1.49%	0.41%	0.26%
Fourth quarter 2019	—	1,045	1.31%	0.24%	0.27%
Third quarter 2019	—	3,519	1.32%	0.31%	0.40%
Second quarter 2019	—	732	1.46%	0.43%	0.41%
First quarter 2019	57	1,510	1.56%	0.44%	0.42%
Fourth quarter 2018	1,246	2,542	1.58%	0.41%	0.47%
Third quarter 2018	3,194	2,223	1.63%	0.31%	0.61%
Second quarter 2018	4,718	762	1.66%	0.50%	0.71%

Net charge-offs for the current quarter were $813 thousand compared to $1.0 million for the prior quarter and $1.5 million from the same quarter last year. The current quarter credit loss expense was $22.7 million compared to $57 thousand in the prior year first quarter. Loan portfolio growth, composition, average loan size, credit quality considerations, economic forecasts and other environmental factors will continue to determine the level of the credit loss expense.

Liability Summary

				$ Change from
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Dec 31, 2019	Mar 31, 2019
Deposits
Non-interest bearing deposits	$3,875,848	3,696,627	3,051,119	179,221	824,729
NOW and DDA accounts	2,860,563	2,645,404	2,383,806	215,159	476,757
Savings accounts	1,578,062	1,485,487	1,373,544	92,575	204,518
Money market deposit accounts	2,155,203	1,937,141	1,689,962	218,062	465,241
Certificate accounts	1,025,237	958,501	896,731	66,736	128,506
Core deposits, total	11,494,913	10,723,160	9,395,162	771,753	2,099,751
Wholesale deposits	62,924	53,297	192,953	9,627	(130,029)
Deposits, total	11,557,837	10,776,457	9,588,115	781,380	1,969,722
Repurchase agreements	580,335	569,824	489,620	10,511	90,715
Federal Home Loan Bank advances	513,055	38,611	154,683	474,444	358,372
Other borrowed funds	32,499	28,820	14,738	3,679	17,761
Subordinated debentures	139,916	139,914	134,048	2	5,868
Other liabilities	198,098	169,640	141,725	28,458	56,373
Total liabilities	$13,021,740	11,723,266	10,522,929	1,298,474	2,498,811

Core deposits of $11.495 billion as of March 31, 2020 increased $168 million or 6 percent annualized, from the prior quarter excluding the acquisition of SBAZ with non-interest bearing deposits increasing $37.6 million, or 4 percent annualized, during the current quarter. Excluding current and prior year acquisitions, core deposits increased $500 million, or 5 percent, from the prior year first quarter with non-interest bearing deposits increasing $293 million, or 10 percent. Non-interest bearing deposits were 34 percent of total core deposits at March 31, 2020, an increase of 2 percent from 32 percent of total core deposits at March 31, 2019.

Wholesale deposits of $62.9 million at March 31, 2020 increased $9.6 million from prior quarter and decreased $130 million from the prior year first quarter. Federal Home Loan Bank (FHLB) advances of $513 million at March 31, 2020 increased $474 million from the prior quarter and increased $358 million from the prior year first quarter, such increases were to supplement the current quarter deposit growth used to fund the asset growth, including the additional investment purchases. Wholesale deposits and FHLB advances will continue to fluctuate as necessary for balance sheet growth and to supplement liquidity needs of the Company.

During March of the current quarter, the Company purchased interest rate caps with a notional amount of $131 million (tied to 3 month Libor) to limit interest expense on the Company’s trust preferred subordinated debt. The interest rate caps effectively convert the variable interest expense on the debt to a fixed rate of 3.93 percent when 3 month Libor exceeds 1.88 percent at anytime during the five year term of the interest rate caps.

Stockholders’ Equity Summary

				$ Change from
(Dollars in thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Dec 31, 2019	Mar 31, 2019
Common equity	$2,036,920	1,920,507	1,526,963	116,413	509,957
Accumulated other comprehensive income	99,724	40,226	23,887	59,498	75,837
Total stockholders’ equity	2,136,644	1,960,733	1,550,850	175,911	585,794
Goodwill and core deposit intangible, net	(576,701)	(519,704)	(337,134)	(56,997)	(239,567)
Tangible stockholders’ equity	$1,559,943	1,441,029	1,213,716	118,914	346,227

Stockholders’ equity to total assets	14.10%	14.33%	12.84%
Tangible stockholders’ equity to total tangible assets	10.70%	10.95%	10.34%
Book value per common share	$22.39	21.25	18.33	1.14	4.06
Tangible book value per common share	$16.35	15.61	14.35	0.74	2.00

Tangible stockholders’ equity of $1.560 billion at March 31, 2020 increased $119 million, or 8 percent, compared to the prior quarter which was the result of $112 million of Company stock issued for the acquisition of SBAZ and earnings retention; such increases more than offset the increase in goodwill and core deposits associated with the acquisition and the $12.3 million decrease from the adoption of the current expected credit loss model. Tangible book value per common share of $16.35 at current quarter end increased $0.74 per share from the prior quarter and increased $2.00 per share from a year ago.

Cash Dividends
On March 25, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.29 per share. The dividend was payable April 16, 2020 to shareholders of record on April 7, 2020. The dividend was the 140th consecutive dividend. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended March 31, 2020
Compared to December 31, 2019 and March 31, 2019

Income Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Dec 31, 2019	Mar 31, 2019
Net interest income
Interest income	$142,865	145,281	126,116	(2,416)	16,749
Interest expense	8,496	8,833	10,904	(337)	(2,408)
Total net interest income	134,369	136,448	115,212	(2,079)	19,157
Non-interest income
Service charges and other fees	14,020	14,756	18,015	(736)	(3,995)
Miscellaneous loan fees and charges	1,285	1,379	967	(94)	318
Gain on sale of loans	11,862	10,135	5,798	1,727	6,064
Gain on sale of investments	863	257	213	606	650
Other income	5,242	1,890	3,481	3,352	1,761
Total non-interest income	33,272	28,417	28,474	4,855	4,798
Total income	$167,641	164,865	143,686	2,776	23,955
Net interest margin (tax-equivalent)	4.36%	4.45%	4.34%

Net Interest Income
The current quarter net interest income of $134 million decreased $2.1 million, or 2 percent, over the prior quarter and increased $19.2 million, or 17 percent, from the prior year first quarter. The current quarter interest income of $143 million decreased $2.4 million, or 2 percent, over the prior quarter which was driven primarily by a decrease in loan interest rates. The current quarter interest income increased $16.7 million, or 13 percent, over prior year first quarter and was attributable to an increase in interest income on commercial loans due to an increase in loans, which increased $15.1 million, or 18 percent, from the prior year first quarter.

The current quarter interest expense of $8.5 million decreased $337 thousand, or 4 percent, over the prior quarter as a result of a decrease in interest rates. Current quarter interest expense decreased $2.4 million, or 22 percent, over prior year first quarter which was due to the decrease in higher cost FHLB advances. During the current quarter, the total cost of funding (including non-interest bearing deposits) declined 1 basis point to 29 basis points compared to 30 basis points for the prior quarter and 43 basis points for the prior year first quarter.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 4.36 percent compared to 4.45 percent in the prior quarter. The core net interest margin, excluding $1.2 million, or 4 basis points, of discount accretion and $655 thousand, or 2 basis points, of non-accrual interest recoveries, was 4.30 percent compared to 4.33 in the prior quarter and 4.26 percent in the prior year first quarter. The Company experienced a 3 basis points decrease in the core net interest margin during the current quarter from decreased yields on loans that more than offset the decrease in the cost of funding. The core net interest margin increased 4 basis points from the prior year first quarter primarily the result of a decrease in funding cost and reduced reliance on higher cost wholesale funding. “We were pleased that the core net interest margin remained stable during the current quarter compared to the prior quarter,” said Ron Copher, Chief Financial Officer.

Non-interest Income
Non-interest income for the current quarter totaled $33.3 million which was an increase of $4.9 million, or 17 percent, over the prior quarter and an increase of $4.8 million, or 17 percent, over the same quarter last year. Service charges and other fees of $14.0 million for the current quarter decreased $4.0 million, or 22 percent, from the prior year first quarter due to the Company's decrease in interchange fees as a result of the Durbin Amendment that more than offset the increased transaction activity. As of July 1, 2019, the Company became subject to the Durbin Amendment which established limits on the amount of interchange fees that can be charged to merchants for debit card processing. Gain on the sale of loans of $11.9 million for the current quarter increased $1.7 million, or 17 percent, compared to the prior quarter and increased $6.1 million, or 105 percent, from the prior year first quarter principally due to the increased refinance activity driven by the decrease in interest rates. Other income of $5.2 million increased $3.4 million from the prior quarter and increased $1.8 million from the prior year first quarter, primarily as a result of a $2.4 million gain on the sale of a former branch building in the current quarter.

Non-interest Expense Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Dec 31, 2019	Mar 31, 2019
Compensation and employee benefits	$59,660	55,543	52,728	4,117	6,932
Occupancy and equipment	9,219	9,149	8,437	70	782
Advertising and promotions	2,487	2,747	2,388	(260)	99
Data processing	5,282	4,972	3,892	310	1,390
Other real estate owned	112	609	139	(497)	(27)
Regulatory assessments and insurance	1,090	45	1,285	1,045	(195)
Core deposit intangibles amortization	2,533	2,566	1,694	(33)	839
Other expenses	11,545	19,621	12,267	(8,076)	(722)
Total non-interest expense	$91,928	95,252	82,830	(3,324)	9,098

Total non-interest expense of $92.0 million for the current quarter decreased $3.3 million, or 3 percent, over the prior quarter and increased $9.1 million, or 11 percent, over the prior year first quarter. Compensation and employee benefits increased by $4.1 million, or 7 percent, from the prior quarter as result of increased employees from the SBAZ acquisition and annual salary increases and benefit adjustments. Compensation and employee benefits increased $6.9 million, or 13 percent, from the prior year first quarter primarily due to an increased number of employees driven by current and prior year acquisitions. Occupancy and equipment expense increased $782 thousand, or 9 percent, over the prior year first quarter primarily as a result of increased costs from acquisitions. Data processing expense increased $310 thousand, or 6 percent, over the prior quarter and increased $1.4 million, or 36 percent, over the prior year first quarter as a result of the current and prior year acquisitions. Regulatory assessment and insurance increased $1.0 million from the prior quarter as a result of a decrease in the amount of Small Bank Assessment credits applied by the FDIC. The Company received $530 thousand of Small Bank Assessment credits during the current quarter compared to $1.3 million in the prior quarter. Regulatory assessment and insurance decreased $195 thousand, or 15 percent, over prior year first quarter and was driven by the current quarter FDIC credits which offset the increased cost from organic and acquisition growth. Other expenses of $11.5 million, decreased $8.1 million, or 41 percent, from the prior quarter and was due to a $3.6 million decrease in expense related to unfunded loan commitments, a $1.6 million decrease in acquisition-related expenses and smaller decreases in several other categories. The current quarter decrease in expense related to unfunded loan commitments was driven by a decreased loss rate on certain portfolio segments, primarily the construction segments. Other expenses included acquisition-related expenses of $2.8 million in the current quarter compared to $4.4 million in the prior quarter and $214 thousand in the prior year first quarter.

Federal and State Income Tax Expense
Tax expense during the first quarter of 2020 was $9.6 million, a decrease of $2.6 million, or 21 percent, compared to the prior quarter and a decrease of $2.0 million, or 17 percent, from the prior year first quarter. The effective tax rate in the current quarter was 18 percent which compares to 18 percent in the prior quarter and 19 percent prior year first quarter.

Efficiency Ratio
The current quarter efficiency ratio was 52.55 percent, a 235 basis points decrease from the prior quarter efficiency ratio of 54.90 percent which was due to controlling costs, a decrease in expense related to unfunded loan commitments and the increase in non-interest income. The current quarter efficiency ratio decreased 282 basis points from the prior year first quarter efficiency ratio of 55.37 percent which was driven by the increased commercial loan interest income and gain on sale of loans which more than offset decreases in service fee income from the Durbin amendment and increased operating costs.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System or the Federal Reserve Board, which could adversely affect the Company’s net interest income and profitability;
•changes in the cost and scope of insurance from the Federal Deposit Insurance Corporation and other third parties;
•legislative or regulatory changes, such as the recently adopted CARES Act addressing the economic effects of the COVID-19 pandemic, as well as increased banking and consumer protection regulation that adversely affect the Company’s business, both generally and as a result of the Company exceeding $10 billion in total consolidated assets;
•ability to complete pending or prospective future acquisitions;
•costs or difficulties related to the completion and integration of acquisitions;
•the goodwill the Company has recorded in connection with acquisitions could become impaired, which may have an adverse impact on earnings and capital;
•reduced demand for banking products and services;
•the reputation of banks and the financial services industry could deteriorate, which could adversely affect the Company's ability to obtain and maintain customers;
•competition among financial institutions in the Company's markets may increase significantly;
•the risks presented by continued public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;

•the projected business and profitability of an expansion or the opening of a new branch could be lower than expected;
•consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;
•dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank divisions;
•material failure, potential interruption or breach in security of the Company’s systems and technological changes which could expose us to new risks (e.g., cybersecurity), fraud or system failures;
•natural disasters, including fires, floods, earthquakes, and other unexpected events;
•the Company’s success in managing risks involved in the foregoing; and
•the effects of any reputational damage to the Company resulting from any of the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, April 24, 2020. The conference call will be accessible by telephone and webcast. Interested individuals are invited to listen to the call by dialing 877-561-2748 and conference ID 8916519. To participate on the webcast, log on to: https://edge.media-server.com/mmc/p/nimct5u3. If you are unable to participate during the live webcast, the call will be archived on our website, www.glacierbancorp.com, or by calling 855-859-2056 with the ID 8916519 by May 8, 2020.

In connection with this Earnings Release, we are also providing Supplemental Information for investors.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is the parent company for Glacier Bank and its Bank divisions: Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), North Cascades Bank (Chelan, WA), The Foothills Bank (Yuma, AZ), Valley Bank of Helena (Helena, MT), and Western Security Bank (Billings, MT).

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Assets
Cash on hand and in banks	$204,373	198,639	139,333
Federal funds sold	—	—	115
Interest bearing cash deposits	69,068	132,322	63,079
Cash and cash equivalents	273,441	330,961	202,527
Debt securities, available-for-sale	3,429,890	2,575,252	2,522,322
Debt securities, held-to-maturity	203,814	224,611	255,572
Total debt securities	3,633,704	2,799,863	2,777,894
Loans held for sale, at fair value	94,619	69,194	29,389
Loans receivable	10,088,206	9,512,810	8,326,070
Allowance for credit losses	(150,190)	(124,490)	(129,786)
Loans receivable, net	9,938,016	9,388,320	8,196,284
Premises and equipment, net	324,230	310,309	277,619
Other real estate owned	4,748	5,142	8,125
Accrued interest receivable	68,525	56,047	57,367
Deferred tax asset	—	2,037	12,554
Core deposit intangible, net	63,346	63,286	47,548
Goodwill	513,355	456,418	289,586
Non-marketable equity securities	30,597	11,623	16,435
Bank-owned life insurance	121,685	109,428	82,819
Other assets	92,118	81,371	75,632
Total assets	$15,158,384	13,683,999	12,073,779
Liabilities
Non-interest bearing deposits	$3,875,848	3,696,627	3,051,119
Interest bearing deposits	7,681,989	7,079,830	6,536,996
Securities sold under agreements to repurchase	580,335	569,824	489,620
FHLB advances	513,055	38,611	154,683
Other borrowed funds	32,499	28,820	14,738
Subordinated debentures	139,916	139,914	134,048
Accrued interest payable	4,713	4,686	4,709
Deferred tax liability	15,210	—	—
Other liabilities	178,175	164,954	137,016
Total liabilities	13,021,740	11,723,266	10,522,929
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	954	923	846
Paid-in capital	1,491,651	1,378,534	1,051,299
Retained earnings - substantially restricted	544,315	541,050	474,818
Accumulated other comprehensive income	99,724	40,226	23,887
Total stockholders’ equity	2,136,644	1,960,733	1,550,850
Total liabilities and stockholders’ equity	$15,158,384	13,683,999	12,073,779

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended
(Dollars in thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Interest Income
Debt securities	$21,014	20,904	21,351
Residential real estate loans	11,526	12,554	10,779
Commercial loans	98,684	100,301	83,539
Consumer and other loans	11,641	11,522	10,447
Total interest income	142,865	145,281	126,116
Interest Expense
Deposits	5,581	6,101	5,341
Securities sold under agreements to repurchase	989	1,007	802
Federal Home Loan Bank advances	346	86	3,055
Other borrowed funds	128	92	38
Subordinated debentures	1,452	1,547	1,668
Total interest expense	8,496	8,833	10,904
Net Interest Income	134,369	136,448	115,212
Credit loss expense	22,744	—	57
Net interest income after credit loss expense	111,625	136,448	115,155
Non-Interest Income
Service charges and other fees	14,020	14,756	18,015
Miscellaneous loan fees and charges	1,285	1,379	967
Gain on sale of loans	11,862	10,135	5,798
Gain on sale of debt securities	863	257	213
Other income	5,242	1,890	3,481
Total non-interest income	33,272	28,417	28,474
Non-Interest Expense
Compensation and employee benefits	59,660	55,543	52,728
Occupancy and equipment	9,219	9,149	8,437
Advertising and promotions	2,487	2,747	2,388
Data processing	5,282	4,972	3,892
Other real estate owned	112	609	139
Regulatory assessments and insurance	1,090	45	1,285
Core deposit intangibles amortization	2,533	2,566	1,694
Other expenses	11,545	19,621	12,267
Total non-interest expense	91,928	95,252	82,830
Income Before Income Taxes	52,969	69,613	60,799
Federal and state income tax expense	9,630	12,203	11,667
Net Income	$43,339	57,410	49,132

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	March 31, 2020			March 31, 2019
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$980,647	$11,526	4.70%	$917,324	$10,779	4.70%
Commercial loans [1]	7,809,482	99,956	5.15%	6,524,190	84,613	5.26%
Consumer and other loans	926,924	11,641	5.05%	839,011	10,447	5.05%
Total loans [2]	9,717,053	123,123	5.10%	8,280,525	105,839	5.18%
Tax-exempt debt securities [3]	930,601	9,409	4.04%	960,569	9,950	4.14%
Taxable debt securities [4]	2,059,581	13,772	2.67%	1,845,677	13,729	2.98%
Total earning assets	12,707,235	146,304	4.63%	11,086,771	129,518	4.74%
Goodwill and intangibles	539,431			337,963
Non-earning assets	690,338			520,353
Total assets	$13,937,004			$11,945,087
Liabilities
Non-interest bearing deposits	$3,672,959	$—	—%	$2,943,770	$—	—%
NOW and DDA accounts	2,675,152	915	0.14%	2,320,928	961	0.17%
Savings accounts	1,518,809	239	0.06%	1,359,807	234	0.07%
Money market deposit accounts	2,031,799	1,624	0.32%	1,690,305	1,010	0.24%
Certificate accounts	965,908	2,595	1.08%	905,005	2,014	0.90%
Total core deposits	10,864,627	5,373	0.20%	9,219,815	4,219	0.19%
Wholesale deposits [5]	57,110	208	1.46%	169,361	1,122	2.69%
FHLB advances	108,672	346	1.26%	352,773	3,055	3.46%
Repurchase agreements and other borrowed funds	712,787	2,569	1.45%	556,325	2,508	1.83%
Total funding liabilities	11,743,196	8,496	0.29%	10,298,274	10,904	0.43%
Other liabilities	147,361			116,143
Total liabilities	11,890,557			10,414,417
Stockholders’ Equity
Common stock	933			846
Paid-in capital	1,417,004			1,051,261
Retained earnings	562,951			471,626
Accumulated other comprehensive income	65,559			6,937
Total stockholders’ equity	2,046,447			1,530,670
Total liabilities and stockholders’ equity	$13,937,004			$11,945,087
Net interest income (tax-equivalent)		$137,808			$118,614
Net interest spread (tax-equivalent)			4.34%			4.31%
Net interest margin (tax-equivalent)			4.36%			4.34%
______________________________
1 Includes tax effect of $1.3 million and $1.1 million on tax-exempt municipal loan and lease income for the three months ended March 31, 2020 and 2019, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $1.9 million and $2.0 million on tax-exempt debt securities income for the three months ended March 31, 2020 and 2019, respectively.
4 Includes tax effect of $266 thousand and $293 thousand on federal income tax credits for the three months ended March 31, 2020 and 2019, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change from
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Dec 31, 2019	Mar 31, 2019
Custom and owner occupied construction	$172,238	$143,479	$126,820	20%	36%
Pre-sold and spec construction	180,799	180,539	135,137	—%	34%
Total residential construction	353,037	324,018	261,957	9%	35%
Land development	101,644	101,592	126,417	—%	(20)%
Consumer land or lots	121,082	125,759	125,818	(4)%	(4)%
Unimproved land	65,355	62,563	75,113	4%	(13)%
Developed lots for operative builders	32,661	17,390	16,171	88%	102%
Commercial lots	59,023	46,408	35,511	27%	66%
Other construction	453,403	478,368	454,965	(5)%	—%
Total land, lot, and other construction	833,168	832,080	833,995	—%	—%
Owner occupied	1,813,284	1,667,526	1,367,530	9%	33%
Non-owner occupied	2,200,664	2,017,375	1,662,390	9%	32%
Total commercial real estate	4,013,948	3,684,901	3,029,920	9%	32%
Commercial and industrial	1,151,817	991,580	922,124	16%	25%
Agriculture	694,444	701,363	641,146	(1)%	8%
1st lien	1,213,232	1,186,889	1,102,920	2%	10%
Junior lien	49,071	53,571	54,964	(8)%	(11)%
Total 1-4 family	1,262,303	1,240,460	1,157,884	2%	9%
Multifamily residential	352,379	342,498	268,156	3%	31%
Home equity lines of credit	656,953	617,900	557,895	6%	18%
Other consumer	180,832	174,643	163,568	4%	11%
Total consumer	837,785	792,543	721,463	6%	16%
States and political subdivisions	566,953	533,023	398,848	6%	42%
Other	116,991	139,538	119,966	(16)%	(2)%
Total loans receivable, including loans held for sale	10,182,825	9,582,004	8,355,459	6%	22%
Less loans held for sale [1]	(94,619)	(69,194)	(29,389)	37%	222%
Total loans receivable	$10,088,206	$9,512,810	$8,326,070	6%	21%
______________________________
1 Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type			Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Mar 31, 2020	Mar 31, 2020	Mar 31, 2020
Custom and owner occupied construction	$188	185	—	188	—	—
Pre-sold and spec construction	96	743	456	96	—	—
Total residential construction	284	928	456	284	—	—
Land development	1,432	852	2,272	1,184	—	248
Consumer land or lots	471	330	1,126	124	186	161
Unimproved land	680	1,181	9,222	404	—	276
Developed lots for operative builders	—	—	67	—	—	—
Commercial lots	529	529	663	—	—	529
Other construction	—	—	111	—	—	—
Total land, lot and other construction	3,112	2,892	13,461	1,712	186	1,214
Owner occupied	5,269	4,608	7,229	3,717	107	1,445
Non-owner occupied	5,133	8,229	7,368	4,983	150	—
Total commercial real estate	10,402	12,837	14,597	8,700	257	1,445
Commercial and industrial	5,438	5,297	3,893	4,724	525	189
Agriculture	7,263	2,288	4,488	2,658	4,605	—
1st lien	8,410	8,671	10,279	6,155	701	1,554
Junior lien	640	569	582	601	39	—
Total 1-4 family	9,050	9,240	10,861	6,756	740	1,554
Multifamily residential	402	201	—	95	—	307
Home equity lines of credit	2,617	2,618	2,288	2,464	153	—
Other consumer	520	837	453	329	152	39
Total consumer	3,137	3,455	2,741	2,793	305	39
Other	290	299	348	284	6	—
Total	$39,378	37,437	50,845	28,006	6,624	4,748

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type			% Change from
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Dec 31, 2019	Mar 31, 2019
Custom and owner occupied construction	$2,176	$637	$282	242%	672%
Pre-sold and spec construction	328	148	553	122%	(41)%
Total residential construction	2,504	785	835	219%	200%
Land development	840	—	—	n/m	n/m
Consumer land or lots	321	672	510	(52)%	(37)%
Unimproved land	934	558	685	67%	36%
Developed lots for operative builders	—	2	4	(100)%	(100)%
Commercial lots	216	—	331	n/m	(35)%
Other construction	—	—	1,234	n/m	(100)%
Total land, lot and other construction	2,311	1,232	2,764	88%	(16)%
Owner occupied	3,235	3,052	4,463	6%	(28)%
Non-owner occupied	4,764	1,834	6,604	160%	(28)%
Total commercial real estate	7,999	4,886	11,067	64%	(28)%
Commercial and industrial	6,122	2,036	4,070	201%	50%
Agriculture	6,210	4,298	5,709	44%	9%
1st lien	7,419	4,711	7,179	57%	3%
Junior lien	795	624	583	27%	36%
Total 1-4 family	8,214	5,335	7,762	54%	6%
Home equity lines of credit	5,549	2,352	2,925	136%	90%
Other consumer	1,456	1,187	1,357	23%	7%
Total consumer	7,005	3,539	4,282	98%	64%
Other	1,010	1,081	405	(7)%	149%
Total	$41,375	$23,192	$36,894	78%	12%
______________________________
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type			Charge-Offs	Recoveries
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Mar 31, 2020	Mar 31, 2020
Custom and owner occupied construction	$—	98	—	—	—
Pre-sold and spec construction	(6)	(18)	(4)	—	6
Total residential construction	(6)	80	(4)	—	6
Land development	(275)	(30)	23	—	275
Consumer land or lots	3	(138)	(20)	7	4
Unimproved land	(37)	(311)	(9)	—	37
Developed lots for operative builders	—	(18)	—	—	—
Commercial lots	(1)	(6)	(2)	—	1
Other construction	—	(142)	—	—	—
Total land, lot and other construction	(310)	(645)	(8)	7	317
Owner occupied	(16)	(479)	75	30	46
Non-owner occupied	(20)	2,015	30	—	20
Total commercial real estate	(36)	1,536	105	30	66
Commercial and industrial	61	1,472	(4)	404	343
Agriculture	36	21	14	37	1
1st lien	14	(12)	198	21	7
Junior lien	(110)	(303)	(52)	1	111
Total 1-4 family	(96)	(315)	146	22	118
Multifamily residential	(43)	—	—	—	43
Home equity lines of credit	(103)	19	(5)	—	103
Other consumer	88	603	223	151	63
Total consumer	(15)	622	218	151	166
Other	1,222	4,035	1,043	1,916	694
Total	$813	6,806	1,510	2,567	1,754

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